EXHIBIT 12

       FLORIDA POWER & LIGHT COMPANY
           COMPUTATION OF RATIOS
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
                                                                                Years Ended December 31,
                                                                      1997      1996      1995      1994      1993
                                                                                 (Millions of Dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
  Net income ....................................................    $  627    $  615    $  611    $  568    $  468
  Income taxes ..................................................       321       322       342       319       240
  Fixed charges, as below .......................................       240       262       286       310       348

    Total earnings, as defined ..................................    $1,188    $1,199    $1,239    $1,197    $1,056

Fixed charges, as defined:
  Interest charges ..............................................    $  227    $  246    $  270    $  292    $  327
  Rental interest factor ........................................         4         5         5         7        10
  Fixed charges included in nuclear fuel cost ...................         9        11        11        11        11

    Total fixed charges, as defined .............................    $  240    $  262    $  286    $  310    $  348

Ratio of earnings to fixed charges ..............................      4.95      4.58      4.33      3.86      3.03


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
  Net income ....................................................    $  627    $  615    $  611    $  568    $  468
  Income taxes ..................................................       321       322       342       319       240
  Fixed charges, as below .......................................       240       262       286       310       348

    Total earnings, as defined ..................................    $1,188    $1,199    $1,239    $1,197    $1,056

Fixed charges, as defined:
  Interest charges ..............................................    $  227    $  246    $  270    $  292    $  327
  Rental interest factor ........................................         4         5         5         7        10
  Fixed charges included in nuclear fuel cost ...................         9        11        11        11        11

    Total fixed charges, as defined .............................       240       262       286       310       348

Non-tax deductible preferred stock dividends ....................        19        24        43        40        42
Ratio of income before income taxes to net income ...............      1.51      1.52      1.56      1.56      1.51

Preferred stock dividends before income taxes ...................        29        36        68        62        64

Combined fixed charges and preferred stock dividends ............    $  269    $  298    $  354    $  372    $  412

Ratio of earnings to combined fixed charges
  and preferred stock dividends .................................      4.42      4.02      3.50      3.22      2.56
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